CYTOCORE TO ACQUIRE MEDITE

- Combination Creates Publicly Traded Global Market Force in Cytology and Histology –

Orlando, FL & Chicago, IL – January 13, 2014 – MEDITE Group, a leading developer of innovative, high-quality equipment and supplies for the cancer diagnostic segments of histology, pathology and cytology headquartered in Orlando, Florida today announced that it has signed a definitive purchase agreement to be acquired by Chicago-based CytoCore, Inc. (OTCBB: CYOE), a late development stage bio molecular diagnostics company engaged in the design, development, and commercialization of cost-effective sample collection, clinical laboratory assay and instrument systems for the early detection and classification of cancer and for the assessment of the risk for cancer progression. The purchase agreement has been approved by the Board of Directors of both companies and is subject to standard and customary closing conditions and deliveries. The transaction is currently expected to close by March 15, 2014.

Under the terms of the purchase agreement, the shareholders of MEDITE will exchange all of the issued and outstanding capital stock of MEDITE in exchange for CytoCore common stock representing approximate 80% of CytoCore’s issued and outstanding common stock. The new demands being placed on labs resulting from the passage of the Affordable Care Act, and the 1.6 million new cancer cases (2012) in the U.S., the combined company will leverage its expertise to continue developing new cancer diagnostic tools to improve early detection of these cancers.

“The combination of CytoCore and MEDITE creates a global force in the cytology and histology markets with the opportunity to create significant benefits for our customers and growth for our shareholders,” said Michaela Ott, co-President of MEDITE. “Over the past few months, MEDITE has achieved several milestones accelerating our expansion in the U.S. markets with a number of industry leaders, while opening up new channels into China to deliver its equipment to standardize the workflow process in histology labs for digital pathology control solutions. This expanded global market presence is expected to benefit CytoCore’s unique bio molecular marker product pipeline. We believe that the combined business will be well positioned to generate 50% annual revenue growth and increasing profitability for the foreseeable future.”

Based on currently available information, MEDITE expects revenue of approximately $9.5 million and a profit for the full year ended December 31, 2013. MEDITE has consistently generated positive net income under the current management team, which assumed control in 2006.

“MEDITE and CytoCore are well positioned to emerge as a rapidly growing disruptive force in the multi-billion dollar global histology and cytology systems marketplace. We will immediately have a pipeline of proprietary products including high margin stains, biomarkers and consumable products, plus the partnerships and customer relationships in place to deliver these products to market. Access to the U.S. capital markets will provide us with the resources to continue to expand our business and growth prospects, while executing on our long term business plan,” added Ott.

Robert McCullough, Jr, Chief Executive Officer and CFO of CytoCore commented, “This combination positions CytoCore to benefit from MEDITE’s existing business momentum and growth potential, while providing resources to commercialize the biomolecular technologies and products we have developed. We have been impressed with the quality and reliability of MEDITE‘s products, and in the coming quarters we anticipate transtioning several exciting products developed by CytoCore to commercial availability, further capitalizing on MEDITE’s business momentum.”

Upon completion of the acquisiton, Michaela Ott will serve as Chief Executive Officer of the combined company, Michael Ott, currently co-President of MEDITE, will serve as President and Chief Operating Officer, and Robert McCullough, Jr. will continue to serve as Chief Financial Officer. The Company will be headquartered in Orlando, FL.

About MEDITE

The Holding MEDITE Enterprise Inc., Orlando, wholly-own Medite GmbH a Germany-based Company with its subsidiaries CytoGlobe GmbH (Liquid-Based-Cytology Products, Germany), Medite GmbH (Distributor, Austria), Medite Inc. (Distributor, Americas). Since 1978, MEDITE® Group has specialized on the development, manufacture and distribution of medical laboratory automation equipment and supplies for pathology, histology and cytology. For these fields, the Company offers a complete range of devices and consumables. MEDITE Group currently sells into 70 countries and is the market leader in Germany. Through CytoGlobe, a wholly owned subsidiary, MEDITE offers a full range of products for Cytology labs, specifically liquid based cytology cancer screening supplies and instruments. Additional information on MEDITE’s products and services can be found at www.medite-group.com.

About CytoCore, Inc.

CytoCore®, Inc. is a biomolecular diagnostics company engaged in the design, development, and commercialization of cost-effective cancer screening systems and Biomarkers to assist in the early detection of cancer. CytoCore® is currently focused on the design, development, and marketing of its CytoCore Solutions™ System and related image analysis platform. The CytoCore Solutions™ System and associated products are intended to detect, classify and assess the risk of progression of cancer and cancer-related diseases, and may be used in a laboratory, clinic, or doctor's office. Recently developed cancer bio markers are in preparation for a clinical study. .

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future operating performance, events, trends and plans. All statements other than statements of historical fact contained herein, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues and costs, and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause our actual results to differ from our expectations, include but are not limited to, MEDITE’s ability following the acquisition to maintain and grow its revenues, our ability to integrate MEDITE’s operations with our historic operations, the effect that the acquisition will have on MEDITE’s existing customers and employees as well as those risk factors that apply to our operations as disclosed in Item 1A of our Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances occurring after the date hereof.

Contact Information:

EVC Group
Investor Contact:	Media Contact:
Doug Sherk, 415-652-9100	Janine McCargo, 646-688-0425
Michael Polyviou, 212-850-6020

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